Exhibit 99.1

January 29, 2016 - Press Release

Mymetics-announces discontinuation of the RSV collaborative project

●	Development of virosome based vaccines on-going for HIV, Malaria and for intra-nasal flu

●	New vaccine development planned for Chikungunya and Zika

Epalinges, Switzerland, January 29 2016 – Mymetics Corporation (OTCQB: MYMX), a pioneer and leader in the research and development of virosome-based vaccines to prevent transmission of human infectious diseases, announced today that its subsidiary Bestewil Holding BV, has received notice from RSV Corporation (RSVC) that it will no longer pursue the development of a vaccine technology for Respiratory Syncytial Virus (RSV) in order to focus on other infectious therapies. On December 27, 2013, Mymetics and RSVC, funded by Astellas Pharma Inc., had announced the signature of a License and Collaboration Agreement focusing on RSV, which will now formally be terminated as of July 25, 2016.

“Due to fast evolving market dynamics in the RSV vaccine market and in particular the development by several major pharma companies of promising candidates already at clinical stage, we have decided to focus our priorities on other areas and therapeutic needs,” said George Siber, MD Chief Scientific Officer of RSVC. “We’re very appreciative of the efforts by the Mymetics team to advance the project.”

“While being terminated, this partnership has nevertheless allowed Mymetics to further strengthen its know-how and expertise in the RSV field and enveloped viruses. We will build on this to create additional value for virosome based vaccines for infectious diseases,” said Ronald Kempers, CEO of Mymetics . “Separately from the collaboration with RSVC, we are developing in particular several other product candidates in the fields of HIV, Malaria and intra-nasal flu, all of which have recorded very promising results. In addition, we will be starting the development of a vaccine for Chikungunya and have started to investigate Zika.”

Mymetics’ virosome based vaccine candidates for HIV and Malaria have finished successfully Phase I clinical trials and in new pre-clinical studies which are financed through non-dilutive funding by the Bill & Melinda Gates Foundation and PATH-MVI respectively. In addition, Mymetics has an intra-nasal influenza virosome vaccine that has successfully completed a Phase I trial.

Concerning the RSV virosome vaccine candidate, Mymetics will regain all the rights, results and data related to the research, development and commercialization once the license agreement with RSVC terminates. Both parties will work together in the coming months to facilitate this transfer.

About Mymetics

Mymetics Corporation (OTCQB: MYMX) is a Swiss based biotechnology company, with a Research Lab in the Netherlands, focused on the development of next-generation preventative vaccines for infectious diseases. It has currently has five vaccines in its pipeline: HIV-1/AIDS, intra-nasal Influenza, Malaria, Herpes Simplex Virus and the RSV vaccine.

Mymetics’ core technology and expertise are in the use of virosomes, lipid-based carriers containing functional fusion viral proteins and natural membrane proteins, in combination with rationally designed antigens. Mymetics’ vaccines are designed to induce protection against early transmission and infection, focusing on the mucosal immune response as a first-line defense, which, for some pathogens, may be essential for the development of an effective prophylactic vaccine.

Mymetics’ unique approach is being validated through partnerships with leading pharmaceutical or research organizations, including PATH-MVI and the Bill and Melinda Gates Foundation.

Mymetics is a Delaware corporation in the US and trades on the OTCQB venture stage marketplace.

CONTACTS:

Mymetics Corporation
Ronald Kempers
CEO
Tel: +41 21 653 4535

Media:	Media US:
Christophe Lamps	Michelle Linn
Senior Partner	Linnden Communications
Dynamics Group	Phone: +1 774 696 38 03
Mobile: + 41 79 476 26 87	linnmich@comcast.net
Email: cla@dynamicsgroup.ch

Forward looking statements

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